EX-99.d.1.i

Schedule A
to the
Investment Advisory Agreement
by and between
RevenueShares ETF Trust and
VTL Associates, LLC

Fund:	COMPENSATION (as a percentage of average daily net assets):	EFFECTIVE DATE:
RevenueShares Large Cap Fund	0.45%	January 25, 2008
RevenueShares Mid Cap Fund	0.50%	January 25, 2008
RevenueShares Small Cap Fund	0.50%	January 25, 2008
RevenueShares Consumer Discretionary Sector Fund	0.45%	August 15, 2008
RevenueShares Consumer Staples Sector Fund	0.45%	August 15, 2008
RevenueShares Energy Sector Fund	0.45%	August 15, 2008
RevenueShares Financials Sector Fund	0.45%	August 15, 2008
RevenueShares Health Care Sector Fund	0.45%	August 15, 2008
RevenueShares Industrials Sector Fund	0.45%	August 15, 2008
RevenueShares Information Technology Sector Fund	0.45%	August 15, 2008
RevenueShares Materials Sector Fund	0.45%	August 15, 2008
RevenueShares ADR Fund	0.60%	August 15, 2008
RevenueShares Navellier Overall A 100 Fund	0.60%	August 15, 2008
RevenueShares Ultra Dividend Fund	0.45%	May 23, 2013
RevenueShares Emerging Market Fund	0.60%	May 23, 2013